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FOR IMMEDIATE RELEASE

Luby’s Reports Third Quarter Results and Announces Expansion Plans for 2008

HOUSTON, TX - June 11, 2007 - Luby's, Inc. (NYSE: LUB) today announced unaudited financial results for the third quarter fiscal 2007, which ended on May 9, 2007. Sales in the third quarter fiscal 2007 were $75.9 million, down 2.7 percent compared to $78.0 million in the third quarter fiscal 2006. On a same-store basis, sales decreased 1.9 percent for the 127 operating units in the third quarter compared to the same period last year. Same-store sales in the third quarter 2006 represented a 4.1 percent increase compared to the third quarter 2005.

Net income was $3.9 million, or $0.14 per share diluted, in the third quarter compared to $6.9 million, or $0.25 per share diluted, in the third quarter 2006. The Company’s third quarter 2007 income tax provision represented $0.06 per share diluted. This compares with an income tax benefit of $0.09 per share diluted in the third quarter of 2006 resulting from the recognition of previously deferred tax benefits.

“While the macro environment remains challenging, we maintained store level profit margins during the quarter despite lower sales, which reflects the hard work of our store employees and the strength of our entire team,” said Chris Pappas, President and CEO. “Our team is focused on executing customer service and operations initiatives in our restaurants to provide an exceptional customer experience with the goal of driving guest traffic and higher average unit volumes. These efforts generate cash flow that will fund further expansion as well as capital improvements in existing stores. We are committed to a long-term growth strategy through the development of new stores, beginning with the new store prototype that will open later this summer in Houston and Port Arthur. In 2008 we plan to build four to six stores using the new prototype. We believe the expansion of new units will generate favorable unit sales and strong returns on investment creating an attractive long-term growth vehicle for the company and will enhance shareholder value.”

Cash flow from operations was $24.9 million for the first three quarters of fiscal 2007, compared to $17.5 million for the first three quarters of fiscal 2006.

Food costs decreased approximately $0.4 million, or 2.1 percent, in the third quarter 2007 compared to the same quarter last year and increased 0.1 percent as a percentage of sales, to 26.6 percent. The company continues to manage food costs by offering menu items and combination meals with favorable cost structures.

Payroll and related costs decreased approximately $1.1 million, or 4.3 percent, in the third quarter 2007 compared to the same quarter last year and decreased 0.6 percent as a percentage of sales to 33.5 percent. The year over year improvement was due primarily to continued focus on labor productivity.

Other operating costs decreased by approximately $0.5 million, or 3.0 percent, in the third quarter 2007 compared to the same quarter last year and decreased 0.1 percent as a percentage of sales to 21.0 percent. The year-over-year improvement was due to lower utility costs, offset by higher marketing and advertising expenses.

General and administrative costs in the third quarter were $5.3 million, compared to $5.4 million in the same quarter last year.

Company Outlook
Pappas said, “We have seen industry-wide pressure on customer traffic in the casual and family dining segments for several quarters and we expect those sales trends to continue. We expect our fourth quarter sales trends to be similar to our second and third quarters of fiscal 2007, which were down approximately 2.0 percent. Additionally, there are a few factors to keep in mind with respect to the comparison of fourth quarter 2006 results:
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Net income for the fourth quarter 2006 included a non-cash income tax benefit of $2.1 million, or $0.09 per share diluted, associated with a favorable tax settlement and a tax benefit generated in previous years that were not recognized in those years because of uncertainty of future realization;

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Other operating expenses in the fourth quarter 2006 were partially offset by a $1.1 million, or approximately $0.02 per share diluted, from an insurance recovery associated with a business interruption claim due to Hurricane Rita;

-	Sales in the fourth quarter 2006 included an approximately $0.5 million sales contribution from one store that was closed earlier this year and will not contribute to fourth quarter 2007 sales.”

Conference Call
The company will host a conference call today at 4:00 p.m. Central Time, June 11, 2007, to discuss third quarter fiscal 2007 results. To access the call live, dial 800-901-5213 and use the participant pin code, Lubys, at least 10 minutes prior to the start time, or listen live over the Internet by logging on to http://www.lubys.com/06aboutusEvents.asp. A replay of the call will be available through June 18, 2007. The replay number is (888) 286-8010 and the pin code is 61893505, the webcast replay will also be available on the Company’s website at www.lubys.com.

About Luby’s
Luby’s operates 127 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. For more information about Luby’s, visit the Company’s website at www.lubys.com.

Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 9,	May 10,	May 9,	May 10,
	2007	2006	2007	2006
	(84 days)	(84 days)	(252 days)	(252 days)

SALES	$75,886	$77,954	$221,701	$225,570
COSTS AND EXPENSES:
Cost of food	20,193	20,634	59,565	60,565
Payroll and related costs	25,433	26,571	75,073	78,395
Other operating expenses	15,944	16,440	49,047	48,858
Depreciation and amortization	3,698	3,632	10,853	10,747
General and administrative expenses	5,321	5,357	15,344	15,129
Asset impairments and restaurant closings	15	700	205	532
Net loss on disposition of property and equipment	57	337	551	330
Total costs and expenses	70,660	73,671	210,638	214,556
INCOME FROM OPERATIONS	5,226	4,283	11,063	11,014
Interest income	281	62	693	156
Interest expense	(191)	(221)	(582)	(742)
Other income, net	198	218	607	633
Income before income taxes and discontinued operations	5,514	4,342	11,781	11,061
Provision (benefit) for income taxes	1,579	(2,483)	3,788	(2,419)
Income from continuing operations	3,935	6,825	7,993	13,480
Discontinued operations, net of income taxes	(16)	76	(278)	(1,059)
NET INCOME	$3,919	$6,901	$7,715	$12,421
Income per share - from continuing operations
- basic	$0.15	$0.26	$0.31	$0.52
- assuming dilution	0.15	0.25	0.30	0.49
Income (loss) per share - from discontinued operations
- basic	$—	$—	$(0.01)	$(0.04)
- assuming dilution	—	—	(0.01)	(0.04)
Net income per share
- basic	$0.15	$0.26	$0.30	$0.48
- assuming dilution	0.14	0.25	0.28	0.45
Weighted average shares outstanding:
- basic	26,132	26,047	26,104	26,007
- assuming dilution	27,202	27,565	27,180	27,509

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Three Quarters Ended
	May 9,	May 10,	May 9,	May 10,
	2007	2006	2007	2006
	(84 days)	(84 days)	(252 days)	(252 days)

SALES	100%	100%	100%	100%
COSTS AND EXPENSES:
Cost of food	26.6%	26.5%	26.9%	26.8%
Payroll and related costs	33.5%	34.1%	33.9%	34.8%
Other operating expenses	21.0%	21.1%	22.1%	21.7%
Store level profit	18.9%	18.3%	17.1%	16.7%
Depreciation and amortization	4.9%	4.6%	4.9%	4.8%
General and administrative expenses	7.0%	6.9%	6.9%	6.7%
Asset impairments and restaurant closings	0.0%	0.9%	0.1%	0.2%
Net loss on disposition of property and equipment	0.1%	0.4%	0.2%	0.1%
Total costs and expenses	93.1%	94.5%	95.0%	95.1%
INCOME FROM OPERATIONS	6.9%	5.5%	5.0%	4.9%

Consolidated Balance Sheets
(In thousands except share data)

	May 9,	August 30,
	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,167	$9,715
Short-term investments	22,377	—
Trade accounts and other receivables, net	360	1,461
Food and supply inventories	2,492	2,392
Prepaid expenses	1,784	1,609
Deferred income taxes	888	1,160
Total current assets	31,068	16,337
Property and equipment, net	182,736	183,990
Property held for sale	736	1,661
Deferred income taxes	684	3,600
Other assets	965	1,111
Total assets	$216,189	$206,699

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$13,428	$10,932
Accrued expenses and other liabilities	21,910	23,119
Total current liabilities	35,338	34,051
Other liabilities	6,218	7,089
Total liabilities	41,556	41,140
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; 27,829,952 shares and 27,748,983 shares issued and outstanding as of May 9, 2007 and August 30, 2006, respectively	8,906	8,880
Paid-in capital	43,032	41,699
Retained earnings	158,298	150,584
Less cost of treasury stock, 1,676,403 shares	(35,604)	(35,604)
Total shareholders' equity	174,633	165,559
Total liabilities and shareholders' equity	$216,189	$206,699

Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Quarters Ended
	May 9,	May 10,
	2007	2006
	(252 days)	(252 days)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,715	$12,421
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	648	385
Depreciation and amortization	10,853	10,755
Amortization of debt issuance cost	322	322
Non-cash compensation expense	165	138
Share-based compensation expense	664	317
Deferred income tax expense (benefit)	3,240	(2,541)
Cash provided by operating activities before changes in operating assets and liabilities	23,607	21,797
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables, net	1,101	(502)
Increase in food and supply inventories	(100)	(156)
Increase in prepaid expenses and other assets	(351)	(303)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	687	(3,347)
Net cash provided by operating activities	24,944	17,489
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption/maturity of short-term investments	9,500	1,667
Purchases of short-term investments	(31,877)	—
Proceeds from disposal of assets and property held for sale	1,743	5,936
Purchases of property and equipment	(11,388)	(8,671)
Net cash used in investing activities	(32,022)	(1,068)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	2,000
Repayment of debt	—	(15,500)
Proceeds received on exercise of stock options	530	991
Net cash provided by (used in) financing activities	530	(12,509)
Net increase (decrease) in cash and cash equivalents	(6,548)	3,912
Cash and cash equivalents at beginning of period	9,715	2,789
Cash and cash equivalents at end of period	$3,167	$6,701
Cash paid for:
Income taxes	$229	$181
Interest	113	492

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, plans for expansion of the company’s business, changes in the cost and supply of food and labor, the seasonality of the company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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